Exhibit 23


The Board of Directors
Mid-Coast Bancorp, Inc.


We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of Mid-Coast Bancorp, Inc. of our report dated April 30, 1999, included in the 1999 Annual Report to Shareholders of Mid-Coast Bancorp, Inc. We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-69194) pertaining to the 1989 Stock Option Plan of Mid-Coast Bancorp, Inc. and in the Registration Statement (Form S-8 No. 333-49003) pertaining to the Recognition and Retention Plan of Mid-Coast Bancorp, Inc. of our report dated April 30, 1999, with respect to the consolidated financial statements of Mid-Coast Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-KSB) for the year ended March 31, 1999.




Portland, Maine                        /s/ Baker Newman & Noyes
June 28, 1999                          Limited Liability Company